Exhibit  10.1

Silistra Municipality
33 Simeon Valki Str, Silistra 7500

Letter of Intent
Date December 21, 2004

From:  Mr. Ivo Andonov
Mayor of Silistra
For and on behalf of Silistra Bulgaria


To:   Dr. CA McCormack
President & Chief Executive Officer
Biosphere Development Corp
A subsidiary of Global Environmental Energy Corp
Magna Carta Court, Nassau Bahamas
Transmitted by facsimile to +1-707-549-5171


Dear Dr. McCormack

     On behalf of the Municipality of Silistra Bulgaria, I am pleased to inform you and submit to you by way of this "Letter of Intent" that he Municipality of Silistra Bulgaria, has authorized me, Mr. Ivo Andonow, Mayor of Silistra Bulgaria, to commit to Biosphere Development Corp., that the Municipality of Silistra Bulgaria, would like to establish a joint venture company with Biosphere Development Corp, here in Silistra.

     It is intended that the new joint venture company will purchase a Biosphere process system from Biosphere Development Corp with sufficient capacity to process 70,000 tons of municipal solid waste per annum producing electricity and potable water.

     Accordingly, I submit this letter of intent setting forth that the Municipality of Silistra does commit to proceeding with this joint venture.

Respectfully submitted for and on behalf of the Municipality of Silistra.

Witnessed

By /s/ Mr. Ivo Andonov
--------------------------
Mr. Ivo Andonov
Mayor of Silistra
For and on behalf of
The Municipality of Silistra